Exhibit 4.34

WALDENCAST ACQUISITION CORP.

JOINDER

LETTER AGREEMENT

December 16, 2021

By executing this joinder, the undersigned hereby agrees, as of the date first set forth above, that he shall become a party to that certain Letter Agreement, dated March 15, 2021 (the “Letter Agreement”), by and among Waldencast Long-Term Capital LLC (the “Sponsor”), the individuals party thereto and Waldencast Acquisition Corp., and shall be bound by, and entitled to the rights provided under, the terms and provisions of any section of the Letter Agreement as an Insider (as defined therein) in the same manner applicable as if he was an independent director at the time of the original Letter Agreement.

This joinder may be executed in two or more counterparts, and by facsimile, all of which shall be deemed an original and all of which together shall constitute one instrument.

/s/ Aaron Chatterley
Aaron Chatterley

Acknowledged and Agreed:

WALDENCAST ACQUISITION CORP.

By:	/s/ Michel Brousset
Name:	Michel Brousset
Title:	Chief Executive Officer

[Joinder to Letter Agreement]